                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF
                      GLOBAL INDUSTRIAL TECHNOLOGIES, INC.
                                       AT
                              $13.00 NET PER SHARE
                                       BY
                             HEAT ACQUISITION CORP.
                      AN INDIRECT, WHOLLY OWNED SUBSIDIARY
                                       OF
                                     RHI AG

    THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK
     CITY TIME, ON THURSDAY, AUGUST 12, 1999, UNLESS THE OFFER IS EXTENDED.

                                                                   July 16, 1999

To Brokers, Dealers, Commercial Banks,
  Trust Companies and Other Nominees:

    We have been appointed by Heat Acquisition Corp., a Delaware corporation ("Purchaser") and an indirect, wholly owned subsidiary of RHI AG, an Austrian stock corporation ("Parent"), to act as Dealer Manager in connection with the Purchaser's offer to purchase all the outstanding shares of common stock, par value $0.25 per share (together with the associated preferred share purchase rights (the "Rights") issued pursuant to the Rights Agreement, dated as of October 31, 1995, as amended, between Global Industrial Technologies, Inc., a Delaware corporation (the "Company"), and The Bank of New York, the "Shares"), of the Company at a purchase price of $13.00 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer To Purchase dated July 16, 1999 (the "Offer To Purchase") and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer"), enclosed herewith. We have been advised that the Rights are not applicable to the Offer, the Merger Agreement (as defined in the Offer To Purchase) or any of the transactions contemplated thereby. Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares in your name or in the name of your nominee.

    Enclosed herewith for your information and for forwarding to your clients are copies of the following documents:

        1. Offer To Purchase, dated July 16, 1999.

        2. Letter of Transmittal to tender Shares for your use and for the information of your clients, together with Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9 providing information relating to backup federal income tax withholding. Manually signed facsimile copies of the Letter of Transmittal may be used to tender Shares.

        3. A letter to stockholders of the Company (the "Stockholders") from Rawles Fulgham, Chairman of the Board and Chief Executive Officer of the Company, together with a Solicitation/ Recommendation Statement on Schedule 14D-9.

        4. Notice of Guaranteed Delivery for Tender of Shares of Common Stock to be used to accept the Offer if neither of the two procedures for tendering Shares set forth in the Offer To Purchase can be completed on a timely basis.

        5. A form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer.

        6. Return envelope addressed to the Depositary.

    YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, AUGUST 12, 1999, UNLESS THE OFFER IS EXTENDED.

    Please note the following:

        1. The tender price is $13.00 per Share, net to the seller in cash without interest thereon, upon the terms and subject to the conditions set forth in the Offer To Purchase.

        2. The Offer is conditioned upon, among other things: (i) there being validly tendered and not withdrawn prior to the Expiration Date (as defined in the Offer To Purchase) that number of Shares of the Company that (together with any Shares owned by Parent or any of its subsidiaries) constitutes at least a majority of the outstanding Shares, calculated on a fully diluted basis on the date of purchase, (ii) any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvement Act of 1976 and any applicable laws regulating competition, antitrust, investment or exchange controls in Germany and Mexico having expired or been terminated, and (iii) the Financing Condition (as defined in the Offer To Purchase). The Offer is also subject to certain other conditions. See Introduction and Sections 1, 9, 11 and 14 of the Offer To Purchase.

        3. The Offer is being made for all of the outstanding Shares.

        4. Tendering Stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by Purchaser pursuant to the Offer. However, federal income tax backup withholding at a rate of 31% may be required, unless an exemption is provided or unless the required tax identification information is provided. See Instruction 10 of the Letter of Transmittal.

        5. The Offer and withdrawal rights will expire at 12:00 midnight, New York City time, on Thursday, August 12, 1999, unless the Offer is extended.

        6. The Board of Directors of the Company (the "Company Board") has duly approved the Merger Agreement and the transactions contemplated thereby and determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger (as defined in the Offer To Purchase), are fair to and in the best interests of the Company and the Stockholders. The Company Board recommends that the Stockholders accept the Offer, tender their Shares pursuant to the Offer and approve and adopt the Merger Agreement.

        7. In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for the Shares (the "Certificates") or a timely Book-Entry Confirmation (as defined in the Offer To Purchase) with respect to such Shares, (ii) the appropriate Letters of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed with any required signature guarantees (or, in the case of a book-entry transfer of shares, an Agent's Message (as defined in the Offer To Purchase)), and (iii) all other documents required by the Letter of Transmittal. Accordingly, payments may not be made to all tendering Stockholders at the same time, and will depend upon when Certificates for, or confirmations of book-entry transfer of, such Shares are actually received by the Depositary.

    In order to take advantage of the Offer, the appropriate Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message in connection with book-entry transfer of Shares, and any other documents required by the Letter of Transmittal must be sent to the Depositary at one of the addresses set forth in the Offer To Purchase prior to the Expiration Date, and either (a) Certificates representing tendered Shares must be received by the Depositary at any one of those addresses prior to the Expiration Date, or (b) the Shares must be delivered pursuant to the procedures for book-entry transfer set forth below and a Book-Entry Confirmation must be received by the Depositary prior to the Expiration Date.

    If Stockholders wish to tender their Shares, but it is impracticable for them to forward the Certificates for such Shares or other required documents or complete the procedures for book-entry transfer prior to the Expiration Date, a tender may be effected by following the guaranteed delivery procedures specified in Section 3 of the Offer To Purchase. No alternative, conditional or contingent tenders will be accepted.

    Neither Purchaser nor Parent will pay any fees or commissions to any broker or dealer or other person (other than the Dealer Manager, the Information Agent or the Depositary, as described in the Offer To Purchase) for soliciting tenders of Shares pursuant to the Offer. Purchaser will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. Purchaser will pay or cause to be paid any stock transfer taxes payable on the transfer of the Shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

    Any inquiries you may have with respect to the Offer should be addressed to Deutsche Bank Securities Inc., the Dealer Manager, or Morrow & Co., Inc., the Information Agent, at their respective addresses and telephone numbers set forth on the back cover of the Offer To Purchase. Additional copies of the enclosed materials may be obtained from Information Agent or the Dealer Manager or from brokers, dealers, commercial banks or trust companies.

                                          Very truly yours,

                                          Deutsche Bank Securities Inc.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF PURCHASER, PARENT, THE COMPANY, THE DEALER MANAGER, THE INFORMATION AGENT, THE DEPOSITARY OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

                                       3